Exhibit 5.1

January 16, 2025

Lion Copper and Gold Corp.

c/o #1200 - 750 West Pender Street

Vancouver, BC  V6C 2T8

Dear Sirs and Mesdames:

Re:	Lion Copper and Gold Corp. (the "Company") Registration Statement on Form S-8

We have acted as securities counsel to the Company, a British Columbia corporation, in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 82,202,252 shares (the "Plan Shares") of the Company's common stock issuable under the Company's 2024 Stock Option Plan (the "Plan").

In rendering the opinion set forth below, we have reviewed, the Registration Statement, the Company's Articles of Incorporation, the Company's Notice of Articles, the Plan, certain records of the Company's corporate proceedings as reflected in its minute books, and such statutes, records, agreements, certificates and other documents as we have deemed relevant.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies thereof, and the truthfulness of the statements and representations contained therein.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Plan Shares, when issued pursuant to the terms of the Plan, and assuming full payment therefore has been received by the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to this firm included in or made a part of the Registration Statement.

Yours truly,

MORTON LAW LLP

/s/ MORTON LAW LLP